Exhibit 28(h)(5)

[FORM OF]

AMENDMENT NO. 1 TO THE

SHAREHOLDER SERVICES AGREEMENT

Anchor Series Trust and SunAmerica Annuity and Life Assurance Company hereby amend the Shareholder Services Agreement dated as of March 7, 2011 as follows:

Schedule A is hereby deleted in its entirety and replaced with the Schedule A attached hereto.

IN WITNESS WHEREOF, the parties have hereunto affixed their respective authorized signatures, intending that this Amendment No. 1 to the Shareholder Services Agreement be effective as of the             day of             , 2012.

SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

By:

Name:	Jana W. Greer
Title:	President & CEO

SUNAMERICA SERIES TRUST

By:

Name: John T. Genoy
Title: President

SCHEDULE A

Portfolios of Anchor Series Trust

Asset Allocation Portfolio

Capital Appreciation Portfolio

Government and Quality Bond Portfolio

Growth Portfolio

Multi-Asset Portfolio*

Natural Resources Portfolio

*	Portfolio does not have Class 2 shares.

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